Exhibit 10.4

September 26, 2020

Clay M. Gaspar

Re: Merger Transition

Dear Clay,

As you are aware, Devon Energy Corporation (the “Company”) is entering into that certain Agreement and Plan of Merger (as it may be amended, the “Merger Agreement”), dated as of the date hereof, by and among the Company, East Merger Sub, Inc., a wholly-owned subsidiary of the Company (“Merger Sub”), and WPX Energy, Inc. (“WPX”), pursuant to which Merger Sub shall be merged with and into WPX with WPX continuing as the surviving corporation as a wholly-owned subsidiary of the Company (the “Merger”).

Effective as of immediately following the closing of the Merger, you will serve as Executive Vice President and Chief Operating Officer of the Company at the Company’s headquarters in Oklahoma City, OK. Richard E. Muncrief will serve as President and CEO of the Company and David A. Hager will serve as Executive Chair of the Board of Directors.

As Executive Vice President and Chief Operating Officer your annual base salary rate will be no less than $620,000, you will have a target annual bonus opportunity of 100% and a long-term incentive target of $3,800,000. This Compensation package will be reviewed at the first Board meeting following the close of the Merger Agreement.

You will be eligible to participate in Devon’s employee benefits plans. These include a retiree medical arrangement1 and defined contribution plans through which up to 14% of eligible earnings are contributed by the Company.2

You acknowledge and agree that the foregoing will not constitute grounds for “Good Reason” pursuant to your Amended and Restated Change-in-Control Severance Agreement with WPX and will not constitute grounds for “good reason” pursuant to the terms and conditions of any of your WPX equity incentive compensation awards or any other compensation plan or arrangement of WPX or its affiliates in which you participate. We each agree that we will work toward execution of an employment agreement that will more fully describe the respective rights and obligations of you and the Company in respect of your employment as Executive Vice President and Chief Operating Officer, which will be substantially in the form used by the Company for senior executives, and will supersede your Amended and Restated Change-in-Control Severance Agreement with WPX.

This letter agreement shall cease to be of any force or effect if the Merger Agreement is terminated before consummation of the Merger.

Please acknowledge your acceptance of and agreement to the foregoing by signing this letter agreement where indicated below.

Devon - General

Regards,

/s/ Robert A. Mosbacher Jr.
Robert A. Mosbacher Jr.
Chairman, Compensation Committee

Accepted and agreed as of the date hereof:

/s/ Clay M. Gaspar
Clay M. Gaspar

[1]

Devon currently subsidizes the post-employment medical insurance of eligible retirees and their spouses. The amount of subsidization is based on company service and age at retirement with the current minimum being $500/month for retiree plus spouse and the maximum being $910/month. To be eligible an employee must retire after achieving age 55 with 10 years of company service. Subsidization ends for the retiree at age 65, subsidization for the spouse ends at the earlier of her/his age 65 achievement, three years after the retiree’s end of subsidization or after 10 years of coverage.

[2]

Devon’s defined contribution plans consist of a 401(k) plan, the Defined Contribution Restoration Plan and the Deferred Compensation Plan. Together, these plans provide for a 6% Company match and a non-matching Company contribution of 8%. Earnings eligible for Company match and Company retirement contribution are base salary and annual performance bonus.

2

Devon - General